Exhibit 99.3

August 21, 2024

From: Nick Anson

To: Customers

Subject: Liggett Vector Brands to Join JT Group

Dear Valued Liggett Vector Brands Customer,

I am pleased to share that our parent company, Vector Group, has agreed to be acquired by JT Group, a global company, headquartered in Tokyo, Japan, operating in tobacco, pharmaceuticals and processed food. JT Group’s global tobacco business, headquartered in Geneva, Switzerland, manufactures and sells some of the world’s best-known brands in over 130 markets worldwide – including Winston and Camel (outside the U.S.), as well as MEVIUS and LD. Its U.S. business, JTI U.S.A., is one of the fastest-growing tobacco companies in the country.

We are excited about what this transaction means for Liggett Vector Brands and the numerous benefits it will bring to our customers. As a wholly-owned subsidiary of JT Group, we expect to enhance our scale and resources to enable us to further expand distribution, fuel continued growth and deliver increased value to you and other customers.

Importantly, this agreement is just the beginning of a process. Until the transaction closes, which is expected to happen in the fourth quarter of 2024, subject to regulatory approvals, Vector Group and JT Group will continue to operate as independent companies, just as we do today. Our focus remains on providing the dedicated attention and service that you expect from us. Please rest assured that there are no changes to our services, contracts or your expectations of us as a result of this news, and your Liggett Vector Brands contact remains the same.

Thank you for your continued partnership. Please do not hesitate to reach out if you have any questions.

Sincerely,

Nick Anson

President and Chief Operating Officer

Additional Information and Where to Find it

The tender offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Vector Group. At the time the offer is commenced, JTI (US) Holding Inc. and its merger subsidiary, Vapor Merger Sub Inc., will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and Vector Group will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. Vector Group stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, when they become available because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of Vector Group. In addition, all of these materials (and all other materials filed by Vector Group with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Vector Group at www.VectorGroupLtd.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,” “will” and other words and terms of similar meaning. Forward-looking statements include, among other things, statements regarding the potential benefits of the proposed transaction; the prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Vector Group’s business; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.

Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; the risk that the proposed transaction may not be completed in a timely manner or at all; uncertainties as to how many of Vector Group’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of this announcement or pendency of the proposed transaction on Vector Group’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to diverting management’s attention from Vector Group’s ongoing business operations; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of Vector Group’s control; transaction costs; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission (“SEC”) by Vector Group, including Vector Group’s current annual report on Form 10-K on file with the SEC, as well as the Schedule 14D-9 to be filed by Vector Group and the tender offer documents to be filed by JTI (US) Holding Inc. and Vapor Merger Sub Inc.

Vector Group is providing the information in this filing as of this date and assumes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as required by law.